Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S‑8 No. 333-157236, No. 333-37500, and No. 333-108321) pertaining to The 401(k) Stock Purchase Plan for Employees of Cullen/Frost Bankers, Inc. and Its Affiliates of our report dated June 21, 2019, with respect to the financial statements and supplemental schedule of The 401(k) Stock Purchase Plan for Employees of Cullen/Frost Bankers, Inc. and Its Affiliates included in this Form 11-K for the year ended December 31, 2018.

/s/ Ernst & Young LLP

San Antonio, TX
June 21, 2019